Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE AGREEMENT (this “Agreement” or “Note”), is made and entered into as of June 23, 2026, by and between the undersigned lender(s) (“Lender”) and Radnostix, Inc., a Texas corporation (“Borrower”).

WITNESSETH

WHEREAS, Borrower desires to enter a strategic transaction, involving Lucerno Dynamics, LLC, a North Carolina company, involving Borrower acquiring certain intellectual property and other assets (“Strategic Acquisition”) and therefore desires to borrow funds.

WHEREAS, Borrower desires to borrow from Lender, and Lender are willing to loan to Borrower, the principal amount of $500,000 (“Outstanding Principal”), to be provided prior to closing the Strategic Acquisition.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby specifically acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Closing; Delivery; Contingencies

a.

Upon the terms and subject to the conditions herein Lender agree to lend to Borrower pursuant to the terms of this Agreement, a total principal amount of $500,000 (the “Loan”). The delivery of the proceeds of the Loan shall take place after executing this Agreement, 7 calendar days prior to closing the Strategic Acquisition, contingent on the Borrower entering the binding Strategic Transaction.

b.

The delivery of the proceeds of the Loan to the Borrower are contingent on the Borrower executing definitive agreement(s) related to the Strategic Transaction on or before June 30, 2026. In the event the Borrower fails to execute such agreements, then at the Lender’s option, this Agreement may be null and void and Lenders shall have no obligation to deliver the proceeds of the Loan to the Borrower.

2.    Interest

a.

The outstanding principal balance of the Loan shall bear simple interest at a fixed rate of five percent (5%) per annum. Interest shall be calculated based on the outstanding principal balance and a 365-day year.

b.	Interest shall be calculated and paid annually on each anniversary date of this Note.

c.

For the first two years (“PIK Period”), the Borrower may elect to pay interest either in cash; or in kind (“PIK Interest”). If the Borrower elects to pay interest in kind, such PIK Interest shall be added to the outstanding principal for the purposes of calculating future interest accruals.

d.	Following the 2-year PIK Period, all interest on the Outstanding Principal shall be payable in cash to the Lender.

3.    Maturity Date.  The maturity date for this Loan shall be June 30, 2031. The Borrower shall repay the full principal amount outstanding hereunder, together with all interest accrued thereon, on or before the maturity date.

4.    Conversion.

a.       Lender Right of Conversion.  At any time while this Note is outstanding~~,~~ , the Lender shall have the right, but not the obligation, to convert all or any portion of the then-outstanding principal and accrued interest into shares of the Borrower’s Common Stock, provided, that Lender will not convert unless the Borrower has enough shares available, which the parties with use commercially reasonable efforts to deliver such shares.

b.       Conversion Price and Adjustment.  The Conversion Price shall be 0.07 per share, subject to adjustment for any forward or reverse stock splits or other board approved share dilution events that may occur while this note is outstanding. All calculations shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. The Borrower shall not be required to issue shares of Common Stock that represent fractions of shares.

c.      Conversion Election.  To exercise this conversion right, the Lender shall deliver a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a “Notice of Conversion”) to the Company’s principal office.

d.       Issuance of Shares.  Subject to availability described above, as promptly as practicable, but in any event no later than five (5) Trading Days after delivery of a Notice of Conversion, the Borrower shall deliver to the Lender, or such Lender’s designee, either electronically or in certificate form at the Lender’s option (the “Conversion Date”).

5.     Borrower’s Conversion Right.

a.

Any time after 6 months from the issue date of this Note, the Borrower has the right to call the outstanding Notes, plus accrued interest, for conversion into common shares, pursuant to the conversion terms, if the volume weighted-average closing price of the Borrower’s Common Stock over thirty (30) consecutive Trading Days is greater than $0.12 per share provided, that Borrower will not convert unless the Borrower has enough shares available.

b.	To exercise its conversion right, the Borrower shall deliver to Lender a Notice of Conversion, stating the principal and interest to be converted and the common shares to be issued to Lender.

6.     Security; Unsecured Note.  This Note is unsecured. The Borrower does not hereby grant any security interest, lien, or encumbrance in any assets to the Lender(s). To the extent any security interest or lien was previously granted or contemplated in connection with this Note, the Strategic Acquisition or past loans related to the aborted transaction with American Fuel Resources, LLC, all such security interests and liens are hereby permanently waived and released by the Lender(s), who shall cooperate with Borrower to execute any documents (including UCC-3 termination statements) necessary to reflect such release of record.

7.    Default.  Any one or more of the following events shall constitute an event of default under this Agreement:

a.	If Borrower fails to make payment due pursuant to this Agreement when and as such payment becomes due and payable; or

b.	Any breach of the covenants contained herein by Borrower, which breach remains uncured for a period of 30 days after Lender gives written notice of such default;

Upon the occurrence of and event of default, this Note shall become immediately due and payable in full without presentment, demand, protest, or other notice of any kind, all if which are hereby expressly waived by the Borrower and any guarantors or endorsers and their respective heirs, legal representatives, successors and assigns anything contained herein to the contrary notwithstanding. In such event, Lender shall be entitled to, at his/her option, receive the principal due hereunder, together with any interest accrued thereon, or; provided, however, that Lender may by written notice to Borrower, waive any default, but no such waiver shall extend to or shall affect any subsequent default or shall impair any rights consequent thereon. Borrower agrees that Lender may extend the terms for payment or accept partial payment without discharging or releasing Borrower from any of their obligations hereunder.

8.    Related-Party Compliance. The parties acknowledge that certain Lenders may be directors or officers of Borrower. For compliance with Texas Business Organizations Code §21.418, this Agreement must be approved by an affirmative vote of a majority of the disinterested members of the Board of Directors of Borrower (in a form materially similar as the attached Exhibit B, or as part of an omnibus resolution containing materially the same terms). Furthermore, all Lenders that may have a conflict of interest must sign a conflict of interest disclosure & recusal statement (in a form materially similar as the attached Exhibit C, or as part of an omnibus disclosure & recusal statement containing materially the same terms). Additionally, the parties acknowledge that Christopher G. Grosso, Chairman of the Board of Radnostix, Inc., held an investment power of attorney for Ralph M. Richart until Mr. Richart’s passing on [date], 2025, and after Mr. Richart’s passing with Mr. Grosso acting in his legal capacity as executor to the Estate of Ralph M. Richart (as said estate is known to the Company), with such estate now a lender under other outstanding notes of the Company. To the extent Mr. Grosso acts in a representative, fiduciary, estate executor or in a principal capacity for any person with an interest in this or any related transaction, such relationship must be fully disclosed to the disinterested Board members and documented in an Conflict Disclosure & Recusal Statement, even where Mr. Grosso is not a direct Lender under this Agreement.

9.     Securities Filings. If required, Borrower shall timely file any disclosures under applicable federal securities laws with respect to this Agreement, including any required Current Report on Form 8-K or Notice of Exempt Offering.

10.   Severability. If any of the provisions of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

11.   Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

12.    Governing Law: Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to the conflicts of law principles thereof.

13.     Integration. This Agreement (together with Exhibits A, B, and C) contains the entire Agreement of the parties relating to the subject matter hereof and supersedes all prior offers, letters, agreements and understandings of the parties.

14.     Waiver and Amendment. Any term of this Agreement may be amended only with the written consent of Borrower and Lender.

15.     Transfer and Assignment. The rights and obligations of Lender and Borrower hereunder and pursuant to the Note may not be transferred or assigned by either party without the prior written consent of the other, except that Lender may transfer or assign its rights and obligations under this Agreement or the Note to an affiliate, partner or limited partner of Lender. Except as otherwise provided in this Agreement and the Note, the provisions of this Agreement and the Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:

RADNOSTIX, INC.

a Texas corporation

By:  /s/ Shahe Bagerdjian

Name: Shahe Bagerdjian

Title: President & CEO

By:  /s/ Matt Cox

Name: Matt Cox

Title: Chief Financial Officer

LENDER:
KERSHNER, GROSSO & CO.

By:  /s/ Christopher G. Grosso

Name: Christopher G. Grosso, Principal

EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF THE HOLDER

The undersigned hereby elects to convert principal and/or interest under the Convertible Promissory Note (the “Note”) of Radnostix, Inc., a corporation incorporated under the laws of the State of Texas (the “Company”), into shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company in accordance with the conditions of the Note, as of the date written below.

Conversion calculations:

Date to effect conversion

Principal Amount and/or Interest to be Converted

___________________________________________

Number of shares of Common Stock to be issued

___________________________________________

Applicable Conversion Price

___________________________________________

Signature

___________________________________________

Name

___________________________________________

Address

EXHIBIT B

RADNOSTIX, INC.

a Texas corporation

WRITTEN CONSENT OF DISINTERESTED DIRECTORS

IN LIEU OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS

Dated:                        , 2026

The undersigned, being all of the disinterested members of the Board of Directors (the “Board”) of Radnostix, Inc., a Texas corporation (the “Company”), hereby adopt the following resolutions by written consent pursuant to Texas Business Organizations Code § 21.415, in lieu of a special meeting of the Board:

RECITALS

WHEREAS, the Company proposes to issue one or more convertible promissory note(s) in an aggregate principal amount of $500,000 to fund the Strategic Acquisition as defined in that certain Convertible Promissory Note Agreement (“Note”);

WHEREAS, certain Lenders under the Note may be directors or officers of the Company (“Interested Directors”), creating a conflict of interest subject to Texas Business Organizations Code §21.418;

WHEREAS, each Interested Director has disclosed their interest in writing and has recused themselves from deliberations and this vote; and

WHEREAS, the Disinterested Directors have reviewed the material terms of the Note and determined the transaction is fair to and in the best interests of the Company.

RESOLUTIONS

1.	Approval under Texas Business Organizations Code § 21.418.

RESOLVED, that the Board, acting through its Disinterested Directors, hereby approves the Notes on the terms set forth therein, and finds that: (i) the material facts of each Interested Director’s interest were fully disclosed to this Board; (ii) the transaction is fair to and in the best interests of the Company; and (iii) the transaction satisfies the requirements of Texas Business Organizations Code §21.418(b).

RESOLVED FURTHER, that the following directors have been identified as Interested Directors and have recused themselves from this vote:

Director Name	Loan Amount
Chris Grosso	$500,000

2.	Securities Law Filings

RESOLVED, that the officers of the Company are authorized and directed to: (a) file a Current Report on Form 8-K disclosing the material terms of the Notes to the extent required under Items 1.01 and 2.03 within four business days of execution; and (b) file a Notice of Exempt Offering on Form D with the SEC within 15 calendar days of the first sale under the Notes pursuant to 17 C.F.R. § 230.503.

3.	Authorization of Officers

RESOLVED, that the President & CEO and CFO of the Company are each authorized to execute and deliver the Notes and all ancillary documents contemplated thereby.

4.	Ratification

RESOLVED, that all prior actions taken by officers of the Company consistent with the foregoing resolutions are hereby ratified and approved.

This Written Consent is executed as of the date written above and shall be filed with the minutes of the Board.

DISINTERESTED DIRECTORS:

Name:

Title: Director, CEO

Name:

Title: Director

Name:

Title: Director

Name:

Title: Director

EXHIBIT C

RADNOSTIX, INC.

CONFLICT DISCLOSURE & RECUSAL STATEMENT

Date:                      , 2026

Pursuant to Texas Business Organizations Code §21.418, the undersigned hereby discloses their material financial interest in the proposed $500,000 Convertible Promissory Note Agreement with the Company (the “Transaction”) and voluntarily recuses themselves:

Interested Party: Christopher Grosso

Relationship: Director of Radnostix, Inc., Principal of Lender

Loan Amount: $  500,000

Acknowledgment & Recusal:

1.       The material facts of the undersigned's interest in the Transaction have been fully disclosed to the Board of Directors.

2.       The undersigned has recused themselves from all Board deliberations and negotiations regarding the Transaction.

3.       The undersigned abstains from voting on the resolutions approving the Transaction and requests this statement be filed with the corporate minutes.

Signature:

Name/Title: